Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of SomaLogic’s results of operations and financial condition should be read in conjunction with the information set forth in SomaLogic’s audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2021 and 2020, and the related respective notes thereto, included in the Proxy Statement/Prospectus incorporated herein by reference or included elsewhere in this Current Report on Form 8-K (the “Form 8-K”), of which this Management’s Discussion and Analysis of Financial Condition and Results of Operations forms a part. This discussion contains forward-looking statements based upon SomaLogic’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this Form 8-K and in the Proxy Statement/Prospectus incorporated herein by reference. Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of SomaLogic, Inc., a Delaware corporation, and its subsidiary prior to the consummation of the Business Combination, and to New SomaLogic and its consolidated subsidiary following the consummation of the Business Combination.

Business Overview

SomaLogic is a leading commercial-stage proteomics company. We have built an integrated proteomics platform capable of robust, high throughput proteomics analysis with broad proteome coverage, low limits of detection, high reproducibility and at low costs. We designed our platform with the goal of being a universal proteomics platform, with the breadth (number of proteins measured) and precision (accuracy of measurement) important for discovery and research applications, and both the reproducibility and robustness important for clinical applications. Our platform is underpinned by our extensive global patent portfolio protecting our proteomics platform, products and services, our proprietary assay technology, our proteomics database (which we believe is one of the largest proteomics databases worldwide), and artificial intelligence and machine learning capabilities. As of June 30, 2021, our assay can measure approximately 7,000 protein target measurements in a single sample using only approximately 55µL of plasma or serum. Our proteomics database matches proteomics and clinical information and contains over 1.5 billion protein measurements with over 675,000 participant-years of longitudinal clinical data from follow-up. Leveraging our artificial intelligence-enabled bioinformatics capability, we use our database to power diagnostic product development for our research and clinical customers. We currently run our platform within our own laboratory, receive samples from customers and provide them proteomics analysis services. We are also developing an integrated solution comprising kits and select equipment that would enable customers to perform our proteomics assay at their own sites and leverage our bioinformatics capabilities to analyze the data. We have served over 300 customers and collaborators with our proteomics technology since 2015. Our current partnerships include Novartis, Amgen and others, and our proteomics assay is used in laboratories both at the FDA and the National Institute of Health.

As of 2021, we primarily generate revenue through our assay services, which consists primarily of a service model whereby we receive samples from pharmaceutical, biotechnology or academic clients, perform the SomaScan® assay, and subsequently use bioinformatics and analytics to further refine the collected data and deliver this back to the customer. In the six months ended June 30, 2021 and in the years ended December 31, 2020 and 2019, approximately 75%, 85%, and 87%, respectively, of our assay services sales were generated by pharmaceutical customers. In mid-2020, we re-opened a simple fee-for-service offering, in addition to our previous data-sharing model that has proven very popular among customers. We expect our customer base to continue to grow in 2021 as a result of the fee-for-service offering and an expanded commercial development team.

In addition to the SomaScan® assay, we have developed and released SomaSignal™ tests into an observation market. The SomaSignal™ tests are data-driven diagnostic tests with high predictive power of biological disease and risks to patients which have a wide range of potential applications. We are currently evaluating a variety of different partnerships to drive adoption of SomaSignal™ tests.

We also generate product revenue, which primarily consists of the sale of SomaScan® kits. Our assay kits are aimed at enabling our customers to bring our proteomic platform in-house. We have historically sold our kits to a limited number of primarily academic customers and are establishing agreements for an upgraded platform with several sites in 2021 to prepare for a future full-scale launch.

As of June 30, 2021, we had approximately 220 employees, including a commercial team of more than 25 employees and a research and development team of more than 45 employees. We plan to continue expanding our commercial team significantly in the coming years.

Our commercial and product development teams are consistently partnering with our customers to develop products and services which speed the adoption of proteomics for our customers, including data analysis, data integration and ease of use tool sets. We are also actively exploring several potential co-marketing and new channel and product development opportunities with various partners in closely aligned scientific verticals, such as genomics.

We have historically and will continue to invest heavily in new products and solutions. Our research and development efforts are primarily focused on developing new proteomic content and additional SomaSignal™ tests as well as developing new applications for existing technologies.

Since our inception, we have incurred net losses in each year. Our net losses were $22.8 million and $36.6 million for the six months ended June 30, 2021 and 2020, respectively, and $53.0 million and $57.0 million for the years ended December 31, 2020 and 2019, respectively. As of June 30, 2021, we had an accumulated deficit of $434.2 million, cash and cash equivalents of $47.1 million, and short-term investments of $111.0 million. We expect to continue to incur significant expenses for the foreseeable future and to incur operating losses. We expect our expenses will increase in connection with our ongoing activities as we:

●	expand our sales and marketing efforts to further commercialize our products;

●	expand our research and development efforts to improve our existing products and develop and launch new products;

●	invest in processes, tools and infrastructure to support the growth of our business, including incurring costs related to operating as a public company;

●	attract, hire and retain qualified personnel; and

●	protect and defend our intellectual property.

Business Combination

On March 28, 2021, SomaLogic entered into the Merger Agreement with CMLS II and Merger Sub. Pursuant to the terms of the Merger Agreement, on September 1, 2021 (the “Closing Date”), (i) SomaLogic (“Old SomaLogic”) changed its name to “SomaLogic Operating Co., Inc.”, (ii) CMLS II changed its name to “SomaLogic, Inc.” (“New SomaLogic”, which represents “SomaLogic” or the “Company” following the consummation of the Business Combination), and (iii) Merger Sub merged with and into Old SomaLogic, with Old SomaLogic surviving the Merger as a wholly owned subsidiary of New SomaLogic (the “Business Combination”).

The Business Combination will be accounted for as a reverse recapitalization. SomaLogic is deemed the accounting predecessor and the combined entity is the successor SEC registrant, which means that SomaLogic’s consolidated financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, CMLS II is treated as the acquired company for financial reporting purposes.

The most significant change in the successor’s future reported financial position and results are expected to be an estimated $535.5 million net increase in cash and cash equivalents (as compared to SomaLogic’s consolidated balance sheet at June 30, 2021) and an estimated $688.9 million net increase in total stockholders’ equity (as compared to SomaLogic’s consolidated balance sheet at June 30, 2021), based on actual CMLS II stockholders’ redemptions and SomaLogic stockholders’ cash elections. Total transaction costs are estimated at approximately $43.1 million, of which SomaLogic expects approximately $1.2 million to be expensed. Refer to the unaudited pro forma condensed combined financial information of the post-combination company included elsewhere in this Form 8-K.

As a result of the Business Combination, SomaLogic is the successor to a SEC-registered and a Nasdaq-listed company, which will require SomaLogic to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. SomaLogic expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional services fees.

Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the Coronavirus Disease 2019 (COVID-19) outbreak to be a global pandemic. Since then, COVID-19 has continued to spread throughout much of the United States and the world causing uncertainty and disruption to business activities.

The COVID-19 pandemic resulted in delays in our fundraising efforts and revenue. In response, we took aggressive actions to reduce spend and contain costs including implementing a hiring freeze, eliminating travel, executing early lease terminations for two administrative buildings in Boulder, Colorado, as well as closing our Oxford, United Kingdom laboratory (“Lab Closure”). The Company experienced notable shifts in research funding in the pharmaceutical industry to COVID-19 research, largely delaying our revenue from the first half of 2020 to the second half of 2020. The Company modified its amended and restated credit agreement (“Amended and Restated Credit Agreement”) in the second and fourth quarters of 2020 in order to avoid noncompliance with financial and nonfinancial covenants. Despite the economic challenges due to the COVID-19 pandemic, we ended fiscal year 2020 with revenue growth of 74% year over year and we ended the first six months of 2021 with revenue growth of 188% compared to the same six months in the prior year. We also benefited from our cost savings actions which included reduction in travel and non-essential spending.

The COVID-19 pandemic continues to be dynamic and near-term challenges across the economy remain. We expect continued volatility and unpredictability related to the impact of COVID-19 on our business results. We continue to actively monitor the pandemic and we will continue to take appropriate steps to mitigate the adverse impacts on our business posed by the on-going spread of COVID-19.

Factors Affecting Our Performance

The following factors have been important to our business and we expect them to impact our results of operations and financial condition in future periods:

Continued adoption of our services and products

Our performance depends on our ability to drive adoption of our integrated platform of proteomic solutions and services, initially in the research and clinical markets. We have a well-established base of marquee customer and Key Opinion Leaders (“KOL”) relationships in place, and as we grow further, we expect to win contracts with new customers and expand the scope of existing contracts with existing customers. To facilitate this growth, we will grow our commercial organization and raise awareness through all available channels, including our KOL relationships and relevant publications. We plan to develop and grow our offering of reagents and corresponding solutions, including both small and large plex capabilities, site-of-service deployed assay options, and bioinformatics offerings to attract additional customers and cross-sell to existing customers. Additionally, we have an ongoing focus on growing our proteomics database and artificial intelligence and machine learning analytics to drive value and market opportunities.

Continued investment in growth

Our significant revenue growth has been driven by rapid innovation towards novel solutions that command price premiums and quick adoption of our solutions by our customer base. We intend to continue to make focused investments to increase revenue and scale operations to support growth and therefore expect expenses in this area to increase. We have invested, and will continue to invest, significantly in our laboratory process and commercial infrastructure. Investments in research and development will include hiring of employees with the necessary scientific and technical backgrounds to enable enhancements to our existing services and products and bring new services and products to market. Additionally, we plan to invest in sales and marketing activities, and expect to incur additional general and administrative expenses. To support the expansion, expenditures to develop and mature operational processes, financial and management information systems are expected to be incurred. As cost of revenue, operating expenses and capital expenditures fluctuate over time, we may experience short-term, negative impacts to our results of operations and cash flows, but we are undertaking such investments in the belief that they will contribute to long-term growth.

We have made, and intend to continue to make, investments that meet management’s criteria to expand or add key technologies we believe will facilitate the development and commercialization of new products or services in the future. Such investments could take the form of an asset acquisition, the acquisition of a business or the exclusive or non-exclusive license of patented technology. Any acquisitions we make may affect our future financial results.

Ability to lower the costs associated with performing the assay

Reducing the costs associated with performing our assay is both our focus and strategic objective. Over the long term, our objective is to reduce the cost of raw materials by improving the output efficiency of our assays and laboratory processes. Our approach to reducing these costs include, but are not limited to, modifying our assays and laboratory processes to use materials and technologies that provide equal or greater quality at lower cost, improving how we manage our materials and negotiating favorable terms for our materials purchases. We plan to reduce the cost of performing our SomaScan® assay as we move to either a less expensive array or Next Generation Sequencing system for our DNA readout of the protein concentrations present in a sample.

Seasonality

Our revenue can be seasonal dependent upon the spending patterns of our customers. Seasonality results from a number of factors, including the procurement and budgeting cycles of many of our customers, especially government- or grant-funded customers, whose cycles often coincide with government fiscal year ends. For example, the U.S. government’s fiscal year end occurs in our third quarter and may result in increased sales of our products during such quarter if government-funded customers have unused funds that may be forfeited, or future budgets that may be reduced, if such funds remain unspent at such fiscal year end. Furthermore, the academic budgetary cycle similarly requires grantees to “use or lose” their grant funding, which seems to be tied disproportionately to the end of the calendar year, driving sales higher during the fourth quarter. Similarly, our biopharmaceutical customers typically have calendar year fiscal years which also result in a disproportionate amount of their purchasing activity occurring during our fourth quarter.

Development and commercialization of clinical diagnostic tests

To facilitate a more complete understanding of human biology and improve human wellness, we aim to continue to advance our portfolio of clinical diagnostic tests that leverage our proprietary proteomics platform and artificial intelligence-enabled bioinformatics. By developing additional tests, the Company can provide more options to customers and collaborators and further commercialize our platform driving growth in revenue.

We released our first 12 SomaSignal™ tests into an observation market (local concierge practices in Colorado) under our laboratory developed tests (“LDT”) Clinical Laboratory Improvement Amendments (“CLIA”) license in late 2019. This selected market is being used to study sample logistics and flow, SomaSignal™ tests report structure as well as to determine the support needs of clinicians and patients ordering and receiving SomaSignal™ tests results. Over the past year, we have developed 16 tests for the research use only (“RUO”) market — most of which are directed at characterizing individuals in clinical trials. We anticipate approximately 10 to 15 additional SomaSignalTM tests or product claims to clear our development and validation process during 2021, mostly directed at helping to manage chronic disease and will be of significant interest to health system providers.

We are working closely with our clinical implementation partners and prioritizing the test pipeline to have the greatest impact on their business. Our plan is for these tests to focus on disease management, enabling at home sample collection and facilitating early intervention in diseases with the highest morbidity and mortality burden, such as type 2 diabetes, obesity, and cardiovascular disease.

Working in conjunction with our proteomics database and bioinformatics capabilities, our broad and versatile foundational assay, SomaScan®, enables the natural expansion of our test menu given the continuous incorporation of real-world data into our growing foundational assay. We believe this dynamic will support continuous and long-term growth of our research and clinical diagnostics business. Additionally, with our growing foundational assay in place as the single source for all new test menus, we believe we are well positioned to expand to additional adjacent markets within proteomics and genomics.

Expansion of our proteomic content

As of June 30, 2021, we have a library of slow off-rate modified aptamers, SOMAmers® reagents against approximately 7,000 protein target measurements of the 20,000 known canonical proteins encoded in the human genome. The breadth (number of proteins measured) of our SomaScan® assay is uniquely superior to other technologies in an aspect that is vital to customers. For each protein, we typically have a collection of 100’s to 1000’s of proprietary “monoclonal” SOMAmer® reagents (reagents with unique and defined sequences) from which we select and place one, or in some cases several, reagents on our SomaScan® assay. Any follow-up studies, which are of interest to many of our customers and partners, are facilitated with these collections of reagents, which is uniquely possible with our technology. To maintain our competitive advantage, we plan to increase the number of protein reagents to approximately 10,000 in the next 24 months based on allocated funding, resource availability, and the successful validation of new reagents. Upon successful commercialization of the new reagents, the impact to cost of revenue for the new proteomic content is estimated to be offset by the increased efficiencies we may gain from sample volume growth and value engineering initiatives.

Components of Results of Operations

Revenue

We derive our revenue from four primary sources: (1) assay services revenue, (2) product revenue, (3) collaboration revenue, and (4) other revenue. Customers include top biopharmaceutical companies and leading academic research universities.

Assay services revenue

We generate assay services revenue primarily from the sale of SomaScan® services. SomaScan® service revenue is derived from performing the SomaScan® assay on customer samples to generate data on protein biomarkers. We expect assay services revenue to increase over the long-term with new and recurring sales opportunities. With the enhancement of our proteomic services, we expect to capture more market opportunities outside of the U.S. region, as well as winning contracts with new customers and expanding the scope of sales with existing customers.

Product revenue

Product revenue primarily consists of kit sales, which enable our customers to bring the SomaScan® proteomic platform in-house and to build lines of business based on this technology. In preparation for a full-scale launch, we are establishing agreements with several sites to deploy kits this year. This will allow SomaLogic to quickly grow into geographic regions and research organizations we have historically not operated in.

Collaboration revenue

Collaboration revenue consists of fees earned for research and development services, except for grant revenue research and development services that are classified in other revenue. Collaboration revenue currently relates to an arrangement with one customer, NEC Solution Innovators, Ltd. (“NES”), a wholly owned subsidiary of NEC Corporation (“NEC”). We believe expanding collaborative arrangements with KOLs will allow for further enhancements of our integrated platform, lower barriers to adoption and introduce or expand new market channels and customers within geographic regions and markets we do not currently operate in.

Other revenue

Other revenue includes royalty revenue and revenue received from research grants. The Company recognizes royalty revenue for fees paid by customers in return for the exclusive license to make, use or sell certain licensed products in certain geographic areas. Grant revenue represents funding under cost reimbursement programs from government agencies, and non-profit foundations for qualified research and development activities performed by the Company. We expect other revenue to continue to grow as we expand our commercial team and they continue to pursue licensing relationships.

Cost of revenue

Cost of assay services revenue

Cost of assay services revenue consists of raw materials and production costs, salaries and other personnel costs, overhead and other direct costs related to assay services revenue. It also includes provisions for excess or obsolete inventory and costs for production variances, such as yield losses, material usages, spending and capacity variances. Cost of assay services revenue also includes royalty fees that the Company owes to third parties related to assay services.

We expect cost of assay services revenue to increase as we grow our sample volume. We expect the cost per sample to decrease over the long term due to the efficiencies we may gain as sample volume increases from improved utilization of our laboratory capacity and other value engineering initiatives. If our sample volume throughput is reduced as a result of the COVID-19 pandemic or otherwise, cost of revenue as a percentage of total revenue may be adversely impacted due to fixed overhead cost.

Cost of product revenue

Cost of product revenue consists of raw materials and production costs, salaries and other personnel costs, overhead and other direct costs related to product revenue. Cost of product revenue is recognized in the period the related revenue is recognized. Shipping and handling costs incurred for product shipments are included in cost of product revenue in the consolidated statements of operations and comprehensive loss. Cost of product revenue also includes royalty fees that the Company owes to third parties related to the sale of products.

Research and development

Research and development expenses consist primarily of salaries and benefits, laboratory supplies, clinical study costs, consulting fees and related costs. We believe that our continued investment in research and development is essential to our long-term competitive position. We plan to continue to invest significantly in our research and development efforts, including hiring additional employees, with an expected focus on advancing our assay and our bioinformatics platform, new clinical studies, as well as lowering the cost of assays. As a result of these and other initiatives, we expect research and development expenses will increase in absolute dollars in future periods and vary from period to period as a percentage of revenue.

Selling, general and administrative

Selling expenses consist primarily of personnel and marketing related costs. General and administrative expenses consist primarily of personnel costs for our finance, human resources, business development and general management, as well as professional services, such as legal and accounting services.

As we continue to introduce new services and products, broaden our customer base and grow our business, we expect selling, general and administrative expenses to increase in future periods as the number of sales and marketing and administrative personnel grows. We also anticipate incurring increased accounting, audit, legal, regulatory, compliance, director and officer insurance costs, as well as, investor and public relations expenses associated with operating as a public company.

Interest income and other, net

Interest income and other, net primarily consists of interest earned on our cash equivalents and investments, which are invested in money market funds, commercial paper, corporate bonds, U.S. Treasuries, asset-backed securities, and international government securities.

Interest expense

Interest expense is attributable to our borrowings under debt agreements as well as the change in fair value of the compound derivative liability.

Loss on extinguishment of debt, net

Loss on extinguishment of debt, net consists of a loss on extinguishment of debt due to repayment of the Amended and Restated Credit Agreement and a gain on extinguishment of debt due to forgiveness of the Paycheck Protection Program (“PPP”) loan during the six months ended June 30, 2021.

Results of Operations

Comparison of Six Months Ended June 30, 2021 to Six Months Ended June 30, 2020

Revenue

	Six Months Ended June 30,
(dollars in thousands)	2021	2020	$ Change	% Change
Revenue:
Assay services revenue	$30,809	$10,788	$20,021	186%
Product revenue	655	689	(34)	(5)%
Collaboration revenue	1,525	957	568	59%
Other revenue	5,651	999	4,652	466%
Total revenue	$38,640	$13,433	$25,207	188%

Total revenue increased $25.2 million, or 188%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

Assay services revenue increased by $20.0 million, or 186%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily due to a $14.5 million increase in sample volumes and a $5.5 million increase related to higher-average price per sample as a result of the reintroduction of the fee-for-service model in 2020. The increase in volume and price per sample for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 is partly due to a new contract with an existing customer for $9.7 million.

Product revenue decreased by less than $0.1 million, or 5%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily due to a reduction in the volume of kits sold.

Collaboration revenue increased by $0.6 million, or 59%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily due to the modification of our existing collaborative arrangement to develop a professional software tool to enable SomaScan® customers to easily access and interpret the highly multiplexed proteomic data generated by SomaLogic’s SomaScan® assay technology in March 2020. SomaLogic and NEC modified the collaboration agreement by entering into a new collaborative arrangement with NES in March 2020 to develop and commercialize SomaScan® services in Japan.

Other revenue increased by $4.7 million, or 466%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020, primarily due to a $4.1 million increase in royalty income related to an exclusive license to provide specific SOMAmers® in certain current and future products and a $0.6 million increase related to new grant revenue arrangements.

Cost of revenue

	Six Months Ended June 30,
(dollars in thousands)	2021	2020	$ Change	% Change
Cost of assay services revenue	$13,811	$7,133	$6,678	94%
Cost of product revenue	419	334	85	25%
Total cost of revenue	$14,230	$7,467	$6,763	91%

Total cost of revenue increased $6.8 million, or 91%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

Cost of assay services revenue increased by $6.7 million, or 94%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in cost of assay services revenue was primarily due to an increase in manufacturing costs as a result of volume increases, net of production efficiencies.

Cost of product revenue increased by less than $0.1 million, or 25%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily due to an increase in the cost of materials, partially offset by a reduction in the volume of kits sold.

Research and development

	Six Months Ended June 30,
(dollars in thousands)	2021	2020	$ Change	% Change
Research and development	$16,708	$16,296	$412	3%

Research and development increased by $0.4 million, or 3%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in research and development was primarily due to a $0.2 million increase in wages and benefits due to increased headcount for our research and development team and a $0.2 million increase in stock-based compensation expense due to new option grants.

Selling, general, and administrative

	Six Months Ended June 30,
(dollars in thousands)	2021	2020	$ Change	% Change
Selling, general and administrative	$27,642	$18,418	$9,224	50%

Selling, general, and administrative increased $9.2 million, or 50%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The increase in selling, general and administrative was primarily due to a $5.7 million increase in advisory and management services incurred in relation to the Business Combination and other transactions, a $2.3 million increase in wages and benefits due to increased headcount for our commercial team, and a $1.1 million increase in stock-based compensation expense due to new option grants and option modifications.

Other (expense) income

	Six Months Ended June 30,
(dollars in thousands)	2021	2020	$ Change	% Change
Other (expense) income:
Interest income and other, net	$71	$125	$(54)	(43)%
Interest expense	(1,322)	(7,995)	6,673	83%
Loss on extinguishment of debt, net	(1,630)	-	(1,630)	(100)%
Total other expense	$(2,881)	$(7,870)	$4,989	63%

Total other expenses decreased $5.0 million, or 63%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

Interest income and other, net decreased by less than $0.1 million, or 43%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 primarily due to lower interest rates on investments.

Interest expense decreased $6.7 million, or 83%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. The decrease in interest expense was primarily due to a $4.8 million change in the fair value of the compound derivative liability in the six months ended June 30, 2020. In April 2021, the Company repaid the Amended and Restated Credit Agreement in full and the fair value of the compound derivative liability was included in the net carrying amount of the debt used to determine the loss on debt extinguishment.

Loss on extinguishment of debt, net of $1.6 million for the six months ended June 30, 2021 is due to a $5.2 million loss on extinguishment of debt as a result of the repayment of the Amended and Restated Credit Agreement in April 2021, offset by a $3.6 million gain on extinguishment of debt as of result of the forgiveness of the PPP loan in June 2021.

Liquidity and Capital Resources

As of June 30, 2021, our principal sources of liquidity were cash and cash equivalents and investments of $158.2 million. We have financed our operations primarily through revenue collected from our customers, net proceeds from sale of our capital stock, and borrowings from debt facilities. Following the completion of the reverse recapitalization, we expect that our operating cash flows, in addition to cash on hand, will enable us to make investments in the future. We expect our operating cash flows to further improve as we increase operational efficiencies and experience economies of scale.

We believe that our existing cash and cash equivalents, investments and cash flow from operations will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months. Our future capital requirements will depend on many factors, including our sample volume growth rate, the pace of expansion of sales and marketing activities, the timing and extent of spending to supporting research and development efforts, the introduction of new and enhanced products and services, and the level of costs to operate as a public company following the reverse recapitalization. We may, in the future, enter into arrangements to acquire or invest in complementary businesses, products and technologies.

As of June 30, 2021, SomaLogic’s cash and cash equivalents amounted to $47.1 million. On a pro forma basis, after giving effect to the consummation of the Business Combination and PIPE Investment, SomaLogic’s cash and cash equivalents would have amounted to approximately $582.7 million on June 30, 2021, net of $43.1 million transaction costs, $0.8 million redemptions by CMLS II stockholders, and $50.0 million cash elections by SomaLogic stockholders. We intend to use a portion of the net cash proceeds from the Business Combination and PIPE Investment for payment of certain transaction costs. The remaining net cash proceeds will be retained by the Company to help fund future strategic and capital needs.

Our borrowings from debt facilities were provided from three different sources. On April 9, 2021, the Company repaid the Amended and Restated Credit Agreement in full and the obligation was extinguished. In addition to the outstanding principal balance of $33.3 million as of that date, the Company also paid a prepayment penalty of approximately $4.0 million.

In April 2020, we received a loan in the aggregate amount of $3.5 million, pursuant to the Paycheck Protection Program, established pursuant to the recently enacted Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and administered by the U.S. Small Business Administration. Under the terms of the CARES Act, we applied for and received forgiveness on June 21, 2021 for the full amount borrowed under the PPP loan, including less than $0.1 million of accrued interest, which was recognized as a gain on extinguishment of debt during the six months ended June 30, 2021.

As of June 30, 2021, we had $2.0 million in principal balance outstanding related to the unsecured convertible promissory note (“Convertible Debt”) that was issued in March 2007. The Convertible Debt has a fixed interest rate of 3.75% and matures on June 30, 2024. On July 9, 2021, the holder of the Convertible Debt converted the Convertible Debt into 682,070 shares of Class B common stock that resulted in an economic value equivalent to the issuance of preferred stock at the preferred stock conversion price indicated in the Convertible Debt note. As of the date hereof no debt obligations are outstanding.

We may be required to seek additional equity or debt financing. In the event the Company requires additional financing, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, operations, and financial condition.

We also have entered into various non-cancelable operating lease agreements for our current headquarters and laboratory facilities in Boulder, Colorado. In September 2020, we agreed to terminate the lease agreement for our corporate headquarters effective June 2021 and our lease for additional office space expires in August 2021. In connection with the Lab Closure, we also terminated the laboratory lease in Oxford, United Kingdom with the lease term set to expire on December 31, 2021. As of June 30, 2021, we continued to use the space for storage of property and equipment. As of June 30, 2021, our total future minimum lease commitments were $5.6 million, of which $0.9 million is due during the remainder of 2021.

Cash flows

Comparison of Six Months Ended June 30, 2021 to Six Months Ended June 30, 2020

The following table summarizes our cash flows for the six months ended June 30, 2021, and 2020 (in thousands):

	Six Months Ended June 30,
	2021	2020
Net cash used in operating activities	$(6,625)	$(23,562)
Net cash (used in) provided by investing activities	(72,188)	25,515
Net cash (used in) provided by financing activities	(38,460)	8,801
Effect of exchange rates on cash, cash equivalents and restricted cash	(3)	(18)
Net (decrease) increase in cash, cash equivalents and restricted cash	$(117,276)	$10,736

Cash flows from operating activities

Cash used in operating activities for the six months ended June 30, 2021 was $6.6 million, which was primarily attributable to a net loss of $22.8 million and was partially offset by a net increase in our operating assets and liabilities of $4.1 million, non-cash stock-based compensation expense of $8.0 million, non-cash loss on extinguishment of debt, net of $1.6 million, non-cash depreciation and amortization of $1.4 million, non-cash provision for excess and obsolete inventory of $0.4 million, and non-cash amortization of debt issuance costs, discounts and premiums of $0.3 million. The net increase in our operating assets and liabilities was primarily due to the $3.9 million decrease in accounts receivable and a $2.5 million increase in deferred revenue. These changes were partially offset by a $0.9 million decrease in accrued and other liabilities, the payment of paid-in-kind interest on extinguishment of debt of $0.8 million, and a $0.6 million increase in prepaid expenses and other current assets.

Cash used in operating activities for the six months ended June 30, 2020 was $23.6 million, which was primarily attributable to a net loss of $36.6 million and a net decrease in our operating assets and liabilities of $1.6 million, which were partially offset by non-cash stock-based compensation expense of $6.7 million, non-cash change in fair value of the compound derivative liability of $4.8 million, non-cash depreciation and amortization of $1.4 million, non-cash amortization of debt issuance costs, discounts, and premiums of $1.3 million, and non-cash provision for excess and obsolete inventory of $0.4 million. The net decrease in our operating assets and liabilities was primarily due to the $2.3 million increase in accounts receivable and a $2.1 million increase in inventory. These changes were offset by a $1.8 million increase in accounts payable and a $1.0 million increase in deferred revenue.

Cash flows from investing activities

Cash used in investing activities for the six months ended June 30, 2021 was $72.2 million, consisting of $71.2 million for the purchase of available-for-sale securities, net of proceeds from sales and maturities of available-for-sale securities, and $1.0 million for the purchase of property and equipment, net of proceeds from the sale of property and equipment.

Cash provided by investing activities for the six months ended June 30, 2020 was $25.5 million, consisting of $26.0 million from sales and maturities of available-for-sale securities, net of amounts related to purchases of available-for-sale securities, offset by $0.5 million for the purchase of property and equipment.

Cash flows from financing activities

Cash used in financing activities for the six months ended June 30, 2021 was $38.5 million, consisting of the $36.5 million repayment of the Amended and Restated Credit Agreement and the payment of $4.7 million of deferred transaction costs related to the Business Combination, offset by $2.7 million in proceeds from the exercise of options to purchase our common stock.

Cash provided by financing activities for the six months ended June 30, 2020 was $8.8 million, consisting of $5.0 million in proceeds related to the Simple Agreement for Future Equity (“SAFE”), $3.5 million in proceeds from the PPP loan, and $0.3 million in proceeds from the exercise of options to purchase our common stock.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of the consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, costs, expenses and related disclosures. We evaluate our estimates and judgments on an on-going basis. We base our estimates on current facts, historical and anticipated results, trends, and other relevant assumptions that we believe are reasonable under the circumstances. Actual results could differ from these estimates, and such differences could be material to the Company’s consolidated financial position and results of operations. Within the context of these critical accounting policies, we are not currently aware of any reasonably likely event that would result in materially different amounts being reported.

While our significant accounting policies are described in more detail in Note 2 of our consolidated financial statements and condensed consolidated financial statements, included in the Proxy Statement/Prospectus incorporated herein by reference or included elsewhere in this Form 8-K, we believe that the following accounting policies are those most critical as they require difficult, subjective, and/or complex judgements and estimates used in the preparation of our consolidated financial statements.

Revenue recognition

We recognize revenue from sales to customers under ASC 606, Revenue from Contracts with Customers (“ASC 606”). ASC 606 provides a five-step model for recognizing revenue that includes identifying the contract with a customer, identifying the performance obligations in the contract, determining the transaction price, allocating the transaction price to the performance obligations, and recognizing revenue when, or as, an entity satisfies a performance obligation.

We recognize revenue when or as control of promised goods or services is transferred to the customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. Sales, value add, and other taxes collected concurrent with revenue-producing activities are excluded from revenue and products are sold without the right of return.

Payment terms may vary by customer, are based on customary commercial terms, and are generally less than one year. We do not adjust revenue for the effects of a significant financing component for contracts where the period between the transfer of the goods or services and collection is one year or less. We expense incremental costs to obtain a contract as incurred since the amortization period of the asset that would otherwise be recognized is one year or less.

Assay services revenue

We generate assay services revenue primarily from the sale of SomaScan® services. SomaScan® service revenue is derived from performing the SomaScan® assay on customer samples to generate data on protein biomarkers. Revenue from SomaScan® services is recognized at the time the analysis data or report is delivered to the customer, which is when control has been transferred to the customer. SomaScan® services are sold at a fixed price per sample without any volume discounts, rebates or refunds.

The delivery of each assay data report is a separate performance obligation. For arrangements with multiple performance obligations, the transaction price must be allocated to each performance obligation based on its relative standalone selling price. When assay services are included with other products or services within a customer contract, judgment is required to determine whether the promises are distinct or should be combined and to determine the transaction price allocation and standalone selling price. Standalone selling price is primarily determined based on amounts invoiced to customers in observable transactions. Standalone selling price varies depending on customer size, volume and contract length.

Product revenue

Product revenue primarily consists of kit sales to customers who have deployed the assay in their own laboratories. We receive a fixed price per kit and revenue from product sales is recognized upon transfer of control to the customer. Our principal terms of sale are freight on board (“FOB”) shipping point and as such, we transfer control and record revenue for product sales upon shipment. Shipping and handling costs billed to customers are included in product revenue in the consolidated statements of operations and comprehensive loss.

Collaboration revenue

We provide research and development services that are accounted for in accordance with ASC 808, Collaborative Arrangements, because both parties are active participants and are exposed to significant risks and rewards depending on the activity’s commercial failure or success. The most critical judgments used to estimate revenue from collaborative arrangements include the determination of units of account within the scope of ASC 606, the number of distinct performance obligations, estimation of transaction price including allocation to the identified performance obligations, and determination of the pattern of recognition.

Other revenue

Other revenue includes royalty revenue and revenue received from research grants. We recognize royalty revenue for fees paid by customers in return for the exclusive license to make, use or sell certain licensed products in certain geographic areas. We recognize revenue for a sales or usage-based royalty promised in exchange for a license of intellectual property when the later of the following events occurs: (i) the subsequent sale or usage occurs, or (ii) the performance obligation to which some or all of the sales-based or usage-based royalty has been satisfied. As such, revenue is recognized in the period in which the subsequent sale or usage has occurred.

Grant revenue represents funding under cost reimbursement programs from government agencies and non-profit foundations for qualified research and development activities performed by the Company. For efforts performed under these grant agreements, our policy is to recognize revenue when it is reasonably assured that the grant funding will be received as evidenced through the existence of a grant arrangement, amounts eligible for reimbursement are determinable and have been incurred, the applicable conditions under the grant arrangements have been met, and collectability of amounts due is reasonably assured. The classification of costs incurred related to grants is based on the nature of the activities provided by the Company. Grant revenue is recognized when the related costs are incurred and recorded in other revenue in the consolidated statements of operations and comprehensive loss.

Inventory

Inventory is stated at the lower of cost or net realizable value on a first-in, first-out basis. Cost is determined using a standard cost system, whereby the standard costs are updated periodically to reflect current costs. The Company estimates the recoverability of inventory by referencing estimates of future demands and product life cycles, including expiration. The Company periodically analyzes its inventory levels to identify inventory that may expire prior to expected usage, no longer meets quality specifications, or has a cost basis in excess of its estimated realizable value and records a charge to cost of revenue for such inventory as appropriate. In some cases, we have determined a certain portion of inventories to be in excess or obsolete. In those cases, we write down the value of those inventories to their net realizable value based upon judgement and estimates about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Our excess and obsolete inventory reserve may vary based upon judgments related to evolution of our products and services, new technologies, emerging competitors, and change in customer buying patterns. Direct and indirect manufacturing costs incurred during research and development activities are expensed to research and development as consumed. Judgment is required in determining the value of inventory that is not expected to be used in our assay services within 12 months of the current reporting period and is recorded as non-current inventory on the consolidated balance sheets.

Stock-based compensation

The Company incurs stock-based compensation expense related to stock options, and we recognize stock-based employee compensation, net of an estimated forfeiture rate over the employee’s requisite service period, which is generally the vesting period, on a straight-line basis. We utilize the Black-Scholes valuation model for estimating the fair value of stock options granted. The fair value of each option is estimated on the date of grant. The model assumptions include expected volatility, term, dividend yield and the risk-free interest rate. Assumptions used in applying the Black-Scholes option-pricing model to determine the estimated fair value of stock options granted are complex, involve inherent uncertainties and the application of judgment. As a result, if factors or expected outcomes change and significantly different assumptions or estimates are used, the Company’s equity-based compensation could be materially different.

Set forth below are the assumptions used in valuing the stock options granted and a discussion of the Company’s methodology for developing each of the assumptions used:

●	Expected dividend yield — The Company does not pay regular dividends on its common stock and does not anticipate paying any dividends in the foreseeable future. Therefore, the Company used an expected dividend yield of zero in the option valuation model.

●	Expected volatility — Volatility is a measure of the amount by which a financial variable, such as share price, has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company analyzes the volatility used by similar public companies at a similar stage of development to estimate expected volatility. The comparable companies are chosen based on their similar size, stage in the life cycle or area of specialty.

●	Risk-free interest rate — We use a range of U.S. Treasury rates with a term that most closely resembles the expected life of the option as of the date of which the option was granted.

●	Expected average life of options — The expected life assumption is the expected time to exercise. The Company uses a simplified method to develop this assumption, which uses the average of the vesting period and the contractual terms.

Determination of fair value of common stock

The estimated fair value of the common stock underlying our stock options was determined at each grant date by our Board of Directors with assistance of third-party valuation specialists. All options to purchase shares of our common stock are intended to be exercisable at a price per share not less than the per-share fair value of our common stock underlying those options on the date of grant.

As there is no public market for our common stock to date, on each grant date, we develop an estimate of the fair value of our common stock based on the information known to us on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of the common stock, and in part on input from a third-party valuation firm. As provided in Section 409A of the Code, we generally rely on our valuations for up to 12 months unless we experience a material event that would have affected the estimated fair value per common share.

Our valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“Practice Aid”). To determine the fair value of our common stock, we utilized the probability-weighted expected return method and incorporated valuations under different scenarios and methods, included the option pricing, or “backsolve” method, which estimates the fair value of our company by reference to the value and preferences of our last round of financing, as well as our capitalization.

The assumptions used to determine the estimated fair value of our common stock were based on numerous objective and subjective factors, combined with management’s judgment, including:

●	the progress of our research and development efforts, our stage of development, and business strategy;

●	the rights, preferences, and privileges of our redeemable convertible preferred stock relative to those of our common stock;

●	the prices at which we sold shares of our redeemable convertible preferred stock;

●	our financial condition and operating results, including our levels of available capital resources;

●	equity market conditions affecting comparable public companies; and

●	general U.S. market conditions and the lack of marketability of our common stock

Once a public trading market for our common stock has been established in connection with the completion of the reverse recapitalization, it will no longer be necessary for the SomaLogic Board to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 in our annual consolidated financial statements and interim condensed consolidated financial statements included in the Proxy Statement/Prospectus incorporated herein by reference or included elsewhere in this Form 8-K.

Quantitative and Qualitative Disclosures about Market Risks

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of interest rate fluctuations.

Interest rate sensitivity

Our cash, cash equivalents, and investments as of June 30, 2021 and December 31, 2020 consisted of $158.2 million and $204.9 million, respectively, in money market funds, commercial paper, corporate bonds, U.S. Treasuries, asset-backed securities, and international government securities. Such interest-earning instruments carry a degree of interest rate risk. The goals of our investment policy are liquidity and capital preservation; we do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate exposure. We believe that we do not have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of our cash, cash equivalents, and investments.